SECURITIES AND EXCHANGE COMMISSION


                              Washington, D.C. 20549


                                     FORM 8-K

                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):
                    December 19, 1996


                         CALIFORNIA COMMERCIAL BANKSHARES
      (Exact name of registrant as specified in its charter)



   California                 2-78788
93-3748495
(State or other                 (Commission                 (IRS
Employer
jurisdiction of                 File Number)
Identification No.)
incorporation)


            4100 Newport Place, Newport Beach, California  92660

  (Address of principal executive offices)                (Zip
Code)



     Registrant's telephone number including area code:  (714)
863-2300


         (Former name or former address, if changed since last report.)
         Not applicable.


                 _______________________________________________
                       ____________________________________

Item 5.  Other Events.

             Proposed Merger with Monarch Bancorp.  On December
19,
1996, California Commercial Bankshares (the "Company") and Monarch Bancorp ("Monarch") executed an Agreement and Plan of Merger (the "Plan") pursuant to which the Company agreed to merge with and into Monarch (the "Merger"). The Merger is subject to
(i) receipt of regulatory and shareholder approvals, (ii) the listing by Monarch of its common stock on the NASDAQ National Market System, (iii) the concurrent merger of Monarch Bank with and into the Company's wholly owned subsidiary, National Bank of Southern California (the "Bank Merger"), and (iv) other customary closing conditions. It is estimated that the Merger will be consummated by the end of the second quarter of 1997, subject to satisfaction of closing conditions.

             The Company also agreed to issue an option to acquire up to 19.9% of the Company's Common Stock if certain acquisition transactions occur. In addition, four directors of the Company, holding in the aggregate ___% of the Company's Common Stock, each executed a shareholder agreement pursuant to which they agreed, in their capacity as shareholder, to vote their shares in favor of the Merger. The Company agreed to cause certain of its remaining directors to execute similar shareholder agreements on or prior to January 10, 1997.

             Upon completion of the Merger and the Bank Merger, Monarch, as the surviving corporation, will own Western Bank in Los Angeles and National Bank of Southern California (the "Bank") in Newport Beach. Monarch Bank in Laguna Niguel will operate as a division of the Bank. The assets of the combined companies were $840 million at September 30, 1996.

             Under the terms of the Merger, each shareholder of the
Company will receive shares in Monarch having a year-end fully diluted adjusted book value equal to 1.6 times the year-end fully diluted adjusted book value of the Company. Adjustments to book value will include certain expenses related to the Merger. Based upon current estimates of book value and the existing capital structures of the two companies, it is estimated that each shareholder of the Company will receive approximately eight shares of Monarch for each share of the Company held upon consummation of the Merger.

             Upon consummation of the Merger, William Jacoby will continue as Chairman of the Board of the Bank and will become a director of Monarch. Mark Stuenkel will continue as President of the Bank and will also become a director of Monarch. In addition, Robert McKay, Chairman of the Company, will become a director of Monarch.

             Financial Institutions Partners' Suit.  On December
20,
1996, the Company was informed that Financial Institutions Partners, Inc. ("FIP") had filed suit against the Company in the United States District Court for the Central District of California. As of the date hereof, the Company has not been served and has not been provided with a copy of the complaint.

             In December 1995, FIP purchased 288,888 shares of the
Company's Common Stock (the "Initial Shares") in a private placement at $6.75 per share ($1,949,994 in the aggregate). Under the terms of the Company's agreements with FIP, FIP agreed to purchase an additional 266,659 shares of the Company's Common Stock (the "Additional Shares") on or prior to May 1, 1996, subject to satisfaction of certain closing conditions. FIP has contended that these closing conditions were not, and could not be, satisfied by the Company.

             On June 11, 1996, FIP demanded that the Company either
(i) extend the agreement until December 31, 1996 at an increased purchase price based upon the earnings of the Company from June 1, 1996 through November 30, 1996, or (ii) repurchase the Initial Shares for an amount equal to the purchase price, plus $6.00, plus 9% interest, plus FIP's legal, accounting and due diligence expenses. The Company has had periodic discussions with FIP regarding the purchase of the Additional Shares by FIP from the Company, but has been unable to reach agreement with FIP.

             According to information provided by FIP to the Company, FIP purchased 59,909 additional shares of the Company's
Common Stock in the open market on April 24, 1996.

             On December 12, 1996, FIP informed the Company that it intended to sue the Company for fraud and breach of contract, unless FIP's demands were met. Monarch was provided with information related to FIP's demands prior to execution of the Plan.

             Under the terms of the Plan, if additional shares of the Company's Common Stock are issued to FIP prior to consummation of the Merger, such shares will be disregarded for purposes of calculating the adjusted fully diluted book value of the Company.

Item 7.  Financial Statements and Exhibits

             Exhibits

             2.1   Agreement and Plan of Merger dated December
19,
                   1996 between Monarch and the Company (without
                   Annexes)

             2.2 Stock Option Agreement dated December 19, 1996 between Monarch and the Company

             2.3 Shareholder Agreement dated December 19, 1996 between Monarch and William Jacoby

             2.4 Shareholder Agreement dated December 19, 1996 between Monarch and Robert McKay

             2.5 Shareholder Agreement dated December 19, 1996 between Monarch and Mark Stuenkel

             2.6 Shareholder Agreement dated December 19, 1996 between Monarch and James Hamilton

             Pursuant to the requirements of the Securities
Exchange
Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      CALIFORNIA COMMERCIAL
BANKSHARES



                                      By: ___/s/ Abdul Memon___





Dated:  December 27, 1996